Exhibit 4.2

SYMETRA FINANCIAL CORPORATION

4.25% SENIOR NOTES DUE 2024

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF AUGUST 4, 2014

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

TABLE OF CONTENTS

		Page

	ARTICLE I

	DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1	Definitions	1
SECTION 1.2	Other Definitions	2
SECTION 1.3	Incorporation by Reference of Trust Indenture Act	3
SECTION 1.4	Rules of Construction	3

	ARTICLE II

	THE NOTES

SECTION 2.1	Creation of Series of Securities	3
SECTION 2.2	Terms of the Notes	4
SECTION 2.3	Exchange of Global Notes for Certificated Notes	4
SECTION 2.4	Defaulted Interest	5
SECTION 2.5	Replacement Capital Covenant Waiver	5

	ARTICLE III

	REDEMPTION

SECTION 3.1	Mandatory Redemption; Sinking Fund	6
SECTION 3.2	Optional Redemption	6

	ARTICLE IV

	CERTAIN COVENANTS

SECTION 4.1	Payment of Notes	6

	ARTICLE V

	DEFEASANCE AND COVENANT DEFEASANCE

SECTION 5.1	Option to Effect Defeasance or Covenant Defeasance	6
SECTION 5.2	Defeasance and Discharge	6
SECTION 5.3	Covenant Defeasance	7
SECTION 5.4	Conditions to Defeasance or Covenant Defeasance	8

-i-

SECTION 5.5	Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions	9
SECTION 5.6	Repayment to Company	10
SECTION 5.7	Reinstatement	10

	ARTICLE VI

	APPLICATION OF FIRST SUPPLEMENTAL INDENTURE
	AND CREATION OF THE INITIAL NOTES

SECTION 6.1	Application of This First Supplemental Indenture	10
SECTION 6.2	Effect of First Supplemental Indenture	11

	ARTICLE VII

	MISCELLANEOUS

SECTION 7.1	The First Supplemental Indenture	11
SECTION 7.2	Counterparts	11
SECTION 7.3	Recitals	12
SECTION 7.4	Effect of Headings	12
SECTION 7.5	Indenture and Notes To Be Construed in Accordance with the Laws of the State of New York	12
SECTION 7.6	Severability	12

EXHIBITS

Exhibit A	FORM OF 4.25% SENIOR NOTE DUE 2024

-ii-

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of August 4, 2014, by and between Symetra Financial Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (in such capacity, and solely with respect to the series of Debt Securities provided for herein, the “Trustee”).

WHEREAS, the Company and the Trustee entered into an Indenture dated as of August 4, 2014 (the “Base Indenture”);

WHEREAS, Sections 2.01, 2.03 and 10.01 of the Base Indenture provide, among other things, that the Company and the Trustee may enter into a supplemental indenture to the Base Indenture for, among other things, the purpose of establishing the designation, form, terms and provisions of Debt Securities (as defined in the Base Indenture) of any series as permitted by Sections 2.01, 2.03 and 10.01 of the Base Indenture;

WHEREAS, on the date hereof the Company desires to establish and issue $250,000,000 aggregate principal amount (the “Initial Notes”) of a new series of Debt Securities, to be designated as the Company’s 4.25% Senior Notes due 2024 pursuant to the Base Indenture, as supplemented and amended by this First Supplemental Indenture, which Notes (as defined below) shall be senior unsecured obligations of the Company; and

WHEREAS, the Company desires to enter into a supplemental indenture pursuant to Sections 2.01, 2.03 and 10.01 of the Base Indenture to establish the designation, form, terms and provisions of the Notes and to make deletions, modifications and additions to the Base Indenture pertaining to the Notes, as contemplated by Sections 2.01, 2.03 and 10.01 of the Base Indenture.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto, for the benefit of each other and for the equal and proportionate benefit of the other parties and for the equal and ratable benefit of the Holders of (i) the Initial Notes and (ii) Additional Notes (as defined herein), if any, issued from time to time (together with the Initial Notes, the “Notes”), hereby enter into this First Supplemental Indenture, which amends, modifies, supplements and restates (as applicable) the Base Indenture with respect to (and only with respect to) the Notes, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1 Definitions. For the purpose of this First Supplemental Indenture, all capitalized terms used herein, unless otherwise defined herein, shall have the meaning assigned to them in the Base Indenture.

“Additional Notes” means Notes (other than the Initial Notes), if any, issued pursuant to Article II hereof and otherwise in compliance with the provisions of this First Supplemental Indenture.

“Certificated Notes” means Notes that are in the form of Exhibit A attached hereto, other than the Global Notes.

“Company” has the meaning set forth in the preamble hereto until a successor replaces it in accordance with the applicable provisions of this First Supplemental Indenture and, thereafter, means the successor thereto.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Global Note Legend” means the legend identified as such in Section 2.15(a) of the Base Indenture.

“Global Notes” means the Notes in global form and registered in the name of the Depositary or its nominee that are in the form of Exhibit A attached hereto.

“Holder” means a Person in whose name a Note is registered in the security register.

“Indenture” means the Base Indenture, as amended and supplemented by this First Supplemental Indenture and any other supplemental indentures thereto.

“Issue Date” means August 4, 2014.

“Stated Maturity,” when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended, as in effect on the date hereof.

“Trustee” has the meaning set forth in the recitals to this First Supplemental Indenture until a successor replaces it in accordance with the applicable provisions of this First Supplemental Indenture and the Base Indenture and, thereafter, means the successor.

SECTION 1.2 Other Definitions.

Term	Defined in Section

“Base Indenture”	Recitals
“Debt Securities”	Recitals
“Initial Notes”	Recitals
“Notes”	Recitals
“First Supplemental Indenture”	Recitals

SECTION 1.3 Incorporation by Reference of Trust Indenture Act. This First Supplemental Indenture is subject to the mandatory provisions of the TIA which are incorporated by reference in, and made a part of, this First Supplemental Indenture with respect to (and only with respect to) the Notes. Whenever this First Supplemental Indenture refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this First Supplemental Indenture.

The following TIA term has the following meaning:

“obligor” on the Notes means the Company and any successor obligor upon the Notes.

All other terms used in this First Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the Commission rule under the TIA have the meanings so assigned to them therein.

SECTION 1.4 Rules of Construction. Unless the context otherwise requires, for purposes of this First Supplemental Indenture:

(1) a term has the meaning assigned to it herein;

(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP or a successor to GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) unless otherwise specified, any reference to a Section or an Article refers to such Section or Article of this First Supplemental Indenture;

(6) provisions apply to successive events and transactions; and

(7) references to sections of or rules under the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time.

ARTICLE II

THE NOTES

SECTION 2.1 Creation of Series of Securities. Pursuant to Section 2.03 of the Base Indenture, there is hereby created a new series of Debt Securities designated as the “4.25% Senior Notes due 2024” in an unlimited aggregate principal amount. On the Issue Date, the Company will issue $250,000,000 in aggregate principal amount of the Notes.

SECTION 2.2 Terms of the Notes. Pursuant to Section 2.01 of the Base Indenture, the Notes shall be substantially in the form annexed hereto as Exhibit A. The terms and provisions contained in the form of the Notes annexed hereto as Exhibit A shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture. The Company shall be entitled to issue Additional Notes under this First Supplemental Indenture, provided that any such Additional Notes that are not fungible with the Initial Notes for United States federal income tax purposes will be issued with a different CUSIP number than the CUSIP number issued to the Initial Notes. Any Additional Notes issued shall have identical terms and conditions as the Initial Notes, other than with respect to the date of issuance and, if issued after January 15, 2015, the date from which interest thereon will begin to accrue and the first interest payment date. The Initial Notes issued on the Issue Date and any Additional Notes shall be part of the same series as the Initial Notes and will be treated as a single class for all purposes under this First Supplemental Indenture and the Base Indenture. The Initial Notes issued on the Issue Date will be represented initially by one or more Global Notes registered in the name of Cede & Co., as a nominee of the Depositary, The Depository Trust Company. The Notes shall be in initial denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

With respect to any Additional Notes, in addition to any other requirements set forth in the Base Indenture, the Company shall set forth in an Officers’ Certificate, a copy of which shall be delivered to the Trustee, the following information:

(i) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this First Supplemental Indenture;

(ii) the issue price, the issue date and the CUSIP number of such Additional Notes; and

(iii) whether such Additional Notes will be issued as Global Notes or as Certificated Notes and whether and to what extent the Additional Notes will contain additional legends.

SECTION 2.3 Exchange of Global Notes for Certificated Notes. Section 2.15 of the Base Indenture is hereby supplemented, solely with respect to that series of Debt Securities which consists of the Notes, to add the following provisions:

(i) Transfers of Interests in Global Notes for Certificated Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of each successor. Global Notes shall be exchanged by the Company for Certificated Notes if the Depositary (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Company within 90 days. Upon the occurrence of any of the preceding events in subclause (a) or (b) above, an owner of a beneficial interest in a Global Note will be entitled to receive a Certificated Note equal in principal amount to such beneficial interest and to have such note registered in its name. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.09 of the Base Indenture. Every Global Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to the first sentence of this paragraph (i) or Section 2.08 or 2.09 of the Base Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this paragraph (i).

(ii) Legends. Each Global Note issued under this First Supplemental Indenture shall bear a legend in substantially the form as specified in Section 2.15 of the Base Indenture and any other appropriate legends specified in an Officers’ Certificate.

(iii) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note will be returned to or retained and cancelled by the Trustee in accordance with Section 2.10 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Certificated Notes, or if a particular Global Note has been redeemed or repurchased in part and not in whole, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

SECTION 2.4 Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five (5) Business Days prior to the payment date. The Company shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least fifteen (15) days before the special record date, the Company (or the Trustee, in the name and at the expense of the Company) shall deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.5 Replacement Capital Covenant Waiver. The Notes shall not be entitled to benefit from or otherwise acquire any rights or claims by virtue of that certain Replacement Capital Covenant, dated as of October 10, 2007 by the Company in favor of and for the benefit of each “Covered Debtholder” (as defined therein) (the “Replacement Capital Covenant”), and each Holder, by its acceptance of a Note, irrevocably waives and relinquishes all such rights and claims that may otherwise have inured to the benefit of the Notes under the Replacement Capital Covenant. Without limiting the foregoing, each Holder, by its acceptance of a Note, agrees that (i) the Notes do not and shall not constitute “Covered Debt” (as such term is defined in the Replacement Capital Covenant) under the Replacement Capital Covenant and (ii) no Holder is or shall be a “Covered Debtholder” (as such term is defined in the Replacement Capital Covenant) under the Replacement Capital Covenant.

ARTICLE III

REDEMPTION

SECTION 3.1 Mandatory Redemption; Sinking Fund. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.2 Optional Redemption. The Base Indenture is hereby supplemented, solely with respect to that series of Debt Securities which consists of the Notes, to add the optional redemption provisions set forth in Exhibit A hereto with respect to the Notes.

ARTICLE IV

CERTAIN COVENANTS

SECTION 4.1 Payment of Notes. The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Paying Agent, if other than the Company or a Subsidiary thereof, holds, as of 12:00 p.m. noon (New York City time), money deposited by the Company in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

ARTICLE V

DEFEASANCE AND COVENANT DEFEASANCE

SECTION 5.1 Option to Effect Defeasance or Covenant Defeasance. The Company may, at the option of its Board of Directors evidenced by a resolution of its Board of Directors set forth in an Officers’ Certificate, at any time, elect to have either Section 5.2(a) or 5.3 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article V.

SECTION 5.2 Defeasance and Discharge. (a) Upon the Company’s exercise under Section 5.1 hereof of the option applicable to this Section 5.2(a), the Company shall, subject to the satisfaction of the conditions set forth in Section 5.4 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “defeasance”). For this purpose, defeasance means that the Company shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 5.5 hereof and the other Sections of the Indenture referred to in clauses (a) and (b) below, and to have satisfied all of its other obligations under such Notes and, to the extent related to such Notes, the Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest, if any, on such Notes when such payments are due from the trust referred to in Section 5.4(l) hereof; (b) the Company’s obligations with respect to such Notes under Sections 2.04, 2.05, 2.07, 2.08, 2.09, 4.02 and 4.04 of the Base Indenture; (c) the rights, powers, trusts, benefits and immunities of the Trustee, including, without limitation thereunder, under Section 7.06 of the Base Indenture and Sections 5.5 and 5.7 hereof and the Company’s obligations in connection therewith; (d) the Company’s rights under the optional redemption provisions of the Notes; and (e) the provisions of this Article V. Subject to compliance with this Article V, the Company may exercise its option under this Section 5.2(a) notwithstanding the prior exercise of its option under Section 5.3 hereof.

(b) The Company may terminate its obligations under the Indenture with respect to the Notes when:

(1) either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date fixed for redemption;

(2) the Company has paid or caused to be paid all other sums then due and payable under the Indenture by the Company with respect to the Notes;

(3) the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the date fixed for redemption, as the case may be; and

(5) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent under the Indenture relating to the Discharge have been complied with.

SECTION 5.3 Covenant Defeasance. Upon the Company’s exercise under Section 5.1 hereof of the option applicable to this Section 5.3, the Company shall, subject to the satisfaction of the conditions set forth in Section 5.4 hereof, be released from its obligations under the covenants contained in Sections 4.05, 4.06 and 5.03 of the Base Indenture with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, covenant defeasance means that, with respect to the outstanding Notes, the Company or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default with respect to the Notes, but, except as specified above, the remainder of the Indenture and such Notes shall be unaffected thereby.

SECTION 5.4 Conditions to Defeasance or Covenant Defeasance. The following shall be the conditions to the application of either Section 5.2(a) or 5.3 hereof to the outstanding Notes:

In order to exercise either defeasance or covenant defeasance with respect to the Notes:

(1) the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount, or (B) U.S. Government Obligations (as defined in the Base Indenture) which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such Notes;

(2) in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this First Supplemental Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders and beneficial owners of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders and beneficial owners of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4) no Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(5) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company is a party or by which the Company is bound; and

(6) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) or (3) above with respect to a defeasance or covenant defeasance need not to be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SECTION 5.5 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 5.6 hereof, all money and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 5.5, the “Trustee”) pursuant to Section 5.4 hereof in respect of the outstanding Notes shall be held in trust, shall not be invested, and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Company or any Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 5.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article V to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company and be relieved of all liability with respect to any money or non-callable U.S. Government Obligations held by it as provided in Section 5.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 5.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent defeasance or covenant defeasance.

SECTION 5.6 Repayment to Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest, if any, on any Note and remaining unclaimed for one year after such principal and premium, if any, or interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

SECTION 5.7 Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable U.S. Government Obligations in accordance with Section 5.2(b) or 5.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 5.2(b) or 5.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 5.2(b) or 5.3 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE VI

APPLICATION OF FIRST SUPPLEMENTAL INDENTURE

AND CREATION OF THE INITIAL NOTES

SECTION 6.1 Application of This First Supplemental Indenture. Notwithstanding any other provision of this First Supplemental Indenture, the provisions of this First Supplemental Indenture, including as provided in Section 6.2 below, are expressly and solely for the benefit of the Trustee and the Holders of the Notes. The Notes constitute a series of Debt Securities as provided in Section 2.03 of the Base Indenture. Unless otherwise expressly specified, references in this First

Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this First Supplemental Indenture, and not the Base Indenture or any other document.

SECTION 6.2 Effect of First Supplemental Indenture. With respect to the Notes (and only with respect to the Notes), the Base Indenture shall be supplemented pursuant to Section 10.01(k) thereof to establish the terms of the Notes as set forth in this First Supplemental Indenture, including, without limitation, as follows:

(i) Definitions. The definition of each term set forth in Section 1.01 of the Base Indenture is with respect to the Notes (and only with respect to the Notes) deleted and replaced in its entirety by the definition ascribed to such term in Article I of this First Supplemental Indenture to the extent any such term is defined in both the Base Indenture and this First Supplemental Indenture;

(ii) Provisions of General Application; Security Forms and Transfer and Exchange. The provisions of Article Two of the Base Indenture are, with respect to the Notes (and only with respect to the Notes), hereby supplemented by and shall be in addition to the provisions of Article II of this First Supplemental Indenture; and

(iii) Satisfaction and Discharge. The provisions of Article Twelve of the Base Indenture are, with respect to the Notes (and only with respect to the Notes), deleted and replaced in their entirety by the provisions of Article V of this First Supplemental Indenture.

To the extent that the provisions of this First Supplemental Indenture (including those referred to in clauses (i) through (iii) above) conflict with any provision of the Base Indenture, the provisions of this First Supplemental Indenture shall govern and be controlling, with respect to the Notes (and only with respect to the Notes).

Except as set forth in this First Supplemental Indenture, the provisions of the Base Indenture shall remain in full force and effect with respect to the Notes.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 The First Supplemental Indenture. The Base Indenture, as amended and modified by this First Supplemental Indenture, hereby is in all respects ratified, confirmed and approved. This First Supplemental Indenture shall be construed in connection with and as part of the Base Indenture.

SECTION 7.2 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

SECTION 7.3 Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture or of the Notes.

SECTION 7.4 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 7.5 Indenture and Notes To Be Construed in Accordance with the Laws of the State of New York. This First Supplemental Indenture and each Note shall be deemed to be a New York contract and for all purposes shall be construed in accordance with the laws of said state.

SECTION 7.6 Severability. In case any provision in this First Supplemental Indenture or in any Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Trustee hereby accepts the trusts in this First Supplemental Indenture declared and provided, upon the terms and conditions hereinabove set forth.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

SYMETRA FINANCIAL CORPORATION

By:	/s/ Margaret A. Meister
Name: Margaret A. Meister
Title: Executive Vice President and Chief Financial Officer

By:	/s/ David S. Goldstein
Name: David S. Goldstein
Title: Senior Vice President, General Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Carolyn Morrison
Name: Carolyn Morrison
Title: Vice President

[Signature page to the First Supplemental Indenture]

EXHIBIT A

FORM OF 4.25% SENIOR NOTE DUE 2024

(Face of Note)

4.25% Senior Notes due 2024

[Global Notes Legend]

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

SYMETRA FINANCIAL CORPORATION

4.25% SENIOR NOTES DUE 2024

No.	CUSIP: 87151Q AC0
ISIN: US87151QAC06

Symetra Financial Corporation, a Delaware corporation, or its successor, promises to pay to Cede & Co., or registered assigns, the principal sum of Two Hundred and Fifty Million Dollars ($250,000,000), or such other amount as provided on the “Schedule of Principal Amount” attached as Schedule A hereto, on July 15, 2024.

Interest Payment Dates: January 15 and July 15 of each year, beginning on January 15, 2015.

Record Dates: January 1 and July 1

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

In WITNESS HEREOF, the undersigned has caused this instrument to be duly executed.

Dated:

SYMETRA FINANCIAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture:

Date of Authentication:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Officer

(Reverse of Note)

4.25% Senior Notes due 2024

SYMETRA FINANCIAL CORPORATION

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. Symetra Financial Corporation, a Delaware corporation, or its successor (together, “Symetra”), promises to pay interest on the principal amount of this Note (the “Notes”) at a fixed rate of 4.25% per annum. Symetra will pay interest in United States dollars semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2015 or, if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including August 4, 2014; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date (but after August 4, 2014), interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of the Notes, in which case interest shall accrue from the date of authentication. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

(2) Method of Payment. Symetra will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of the Notes at the close of business on the January 1 and July 1 preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.4 of the First Supplemental Indenture (as defined below) with respect to defaulted interest. The Notes shall be payable as to principal, premium and interest at the office or agency of Symetra maintained for such purpose, which, initially, will be the corporate trust office of the Trustee located at 1420 5th Avenue, Seattle, Washington, 98101, or, at the option of Symetra, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Notes the Holders of which shall have provided written wire transfer instructions to Symetra and the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3) Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture with respect to the Notes, shall act as Paying Agent and Registrar. Symetra may change any Paying Agent or Registrar without notice to any Holder. Symetra or any of its Subsidiaries may act in any such capacity.

(4) Indenture. Symetra issued the Notes under an indenture dated as of August 4, 2014 (the “Base Indenture”), as amended and supplemented by that certain first supplemental indenture dated as of August 4, 2014 (the “First Supplemental Indenture” and the Base Indenture, as so supplemented and amended, the “Indenture”), between Symetra and the Trustee. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. The Notes issued on the Issue Date are senior unsecured obligations of Symetra initially limited to $250,000,000 in aggregate principal amount. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

(5) Mandatory Redemption; Sinking Fund. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(6) Optional Redemption.

Except as set forth below, Symetra shall not be entitled to redeem the Notes at its option.

The Notes will be redeemable as a whole at any time or in part from time to time, at the option of Symetra, on at least 30 but not more than 60 days prior notice (the date of any such redemption, a “Redemption Date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) the present value of the Remaining Scheduled Payments on the Notes being redeemed on the applicable Redemption Date, discounted to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 30 basis points, plus, in each case, accrued and unpaid interest on the Notes being redeemed to the Redemption Date (the “Redemption Price”). Unless Symetra defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Notes or portions of the Notes called for redemption and those Notes will cease to be outstanding.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if Symetra obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Independent Investment Banker” means J.P. Morgan Securities LLC and Wells Fargo Securities, LLC and their respective successors, and, at Symetra’s option, other investment banking firms of national standing selected by Symetra.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC and a Primary Treasury Dealer (defined herein) selected by Wells Fargo Securities, LLC and their respective successors, and, at Symetra’s option, other primary U.S. government securities dealers in New York City (a “Primary Treasury Dealer”) selected by Symetra.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by Symetra, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Symetra by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding such Redemption Date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

(6) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in initial denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Symetra may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Symetra need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(7) Persons Deemed Owners. The registered holder of a Note may be treated as its owner for all purposes.

(8) Defaults and Remedies. Each of the following constitutes an “Event of Default”:

(A) default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at maturity or upon repurchase, acceleration, optional redemption or otherwise);

(B) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(C) default in the performance, or breach, of any covenant or agreement of Symetra in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (A) or (B) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to Symetra by the Trustee or to Symetra and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes (provided that, and without limiting the foregoing in this clause (C), with respect to any covenant or agreement set forth in Section 5.03 of the Base Indenture, no default or breach thereof shall occur (and any such default or breach shall be deemed to not have occurred for all purposes under the Indenture) with respect to any failure to furnish or file any information or report required thereunder if Symetra files or furnishes such information or report within 120 days after Symetra was required (or would have been required) to file the same pursuant to the Commission’s rules and regulations);

(D) default under any other indebtedness for borrowed money under which Symetra then has outstanding indebtedness in excess of $50 million in the aggregate, which indebtedness, if not already matured in accordance with its terms, has been accelerated and the acceleration has not been rescinded or annulled, or the indebtedness has not been discharged, within 15 days after written notice is given to Symetra by the Trustee or Holders of at least 25% in aggregate principal amount of such indebtedness, unless (A) the default under such other indebtedness is remedied, cured or waived, in which case this Event of Default will be automatically remedied, cured or waived, or (B) the default results from an action of the United States government or a foreign government which prevents Symetra from performing its obligations under the applicable agreement, indenture or instrument with respect to such other indebtedness;

(E) Symetra shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for Symetra or for a substantial part of its property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability or fail generally to pay its debts as they become due or (vii) take corporate action for the purpose of effecting any of the foregoing;

(F) the entry of an order or decree by a court having competent jurisdiction in the premises for (i) relief in respect of Symetra or a substantial part of its property, under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for Symetra or for a substantial part of its property or (iii) the winding-up or liquidation of Symetra; and such order or decree shall continue unstayed and in effect for 60 days.

(9) Trustee Dealings with Symetra. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for Symetra or its affiliates, and may otherwise deal with Symetra or its affiliates, as if it were not the Trustee.

(10) No Recourse Against Others. No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of Symetra or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of Symetra under the Notes or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. Each Holder of the Notes by accepting the Note waives and releases all such liability. The waiver and release are part of the consideration for the issuances of such Notes.

No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of Symetra on the Notes or under the Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the Trustee in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the Trustee, each in its individual capacity, or (iii) any holder of equity in the Trustee.

Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(11) Replacement Capital Covenant Waiver. The Notes shall not be entitled to benefit from or otherwise acquire any rights or claims by virtue of that certain Replacement Capital Covenant, dated as of October 10, 2007 by Symetra in favor of and for the benefit of each “Covered Debtholder” (as defined therein) (the “Replacement Capital Covenant”), and each Holder, by its acceptance of a Note, irrevocably waives and relinquishes all such rights and claims that may otherwise have inured to the benefit of the Notes under the Replacement Capital Covenant. Without limiting the foregoing, each Holder, by its acceptance of a Note, agrees that (i) the Notes do not and shall not constitute “Covered Debt” (as such term is defined in the Replacement Capital Covenant) under the Replacement Capital Covenant and (ii) no Holder is or shall be a “Covered Debtholder” under the Replacement Capital Covenant.

(12) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(13) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(14) CUSIP, ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, Symetra has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(15) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THE NOTES. EACH OF THE PARTIES TO THE INDENTURE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE OR THE NOTES OR THE TRANSACTIONS CONTEMPLATED THEREBY OR HEREBY.

Symetra shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Symetra Financial Corporation

777 108th Avenue NE, Suite 1200

Bellevue, WA 98004

Facsimile: 426-256-6080

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of Symetra. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The following decreases or increases in the principal amount of this Global Note have been made:

Date of Decrease or Increase	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Note Custodian